UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 10, 2011 (November 4, 2011)
Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 551-8200
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Alnylam Pharmaceuticals, Inc. (the “Company”) leases office and laboratory space located at 300 Third Street, Cambridge, Massachusetts for its corporate headquarters under a non-cancelable real property lease agreement by and between the Company and ARE-MA Region No. 28 LLC (the “Landlord”), dated as of September 26, 2003, as amended by a First Amendment to Lease dated March 16, 2006, a Second Amendment to Lease dated June 26, 2009 and a Third Amendment to Lease effective as of October 1, 2010 (as so amended, the “Lease”). Pursuant to the Lease, the Company leases a total of approximately 129,000 square feet of office and laboratory space (the “Premises”). The term of the Lease expires in September 2016. The Company has the option to extend the Lease for two successive five-year extensions.
The Company separately agreed, with the Landlord’s consent, to sublease a portion of the Premises consisting of 34,014 square feet (the “Subleased Premises) beginning on September 1, 2010 and expiring on December 31, 2011 pursuant to a Sublease Agreement between the Company and sanofi-aventis U.S. Inc. (“Sanofi”) dated August 3, 2010 (the “Sublease”). As of November 4, 2011, the Company and Sanofi entered into a First Amendment to Sublease, pursuant to which the Company agreed, with the Landlord’s consent, to extend the Sublease of the Subleased Premises through September 30, 2016 (the Sublease, as so amended by the First Amendment, the “Amended Sublease”). Pursuant to the terms of the Amended Sublease, Sanofi has an option to terminate the Amended Sublease on December 31, 2013, with advance notice and payment of a termination fee to the Company. A one-time upfront payment from Sanofi, together with the future rental payments by Sanofi under the Amended Sublease will partially offset the Company’s obligations under the Lease through 2016 by approximately $10.0 million.
In connection with the execution of the Amended Sublease, on November 4, 2011, the Company and the Landlord entered into a Fourth Amendment to the Lease to, among other things, change the allocation as between the Company and the Landlord of Excess Income (as defined in the Lease) received by the Company in connection with any assignment or subletting of any or all of the Premises (including the Subleased Premises).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.
Date: November 10, 2011	By:	/s/ Michael P. Mason
Michael P. Mason
Vice President, Finance and Treasurer